Consent of Independent Registered Public Accounting Firm

Eagle Pharmaceuticals, Inc.
Woodcliff Lake, New Jersey
We hereby consent to the incorporation by reference in the Registration Statement on Form S8 (No. 001-36306) of Eagle Pharmaceuticals, Inc. of our report dated December 22, 2014, relating to the financial statements, which appears in this Annual Report on Form 10-K.

BDO USA, LLP
Woodbridge, New Jersey
December 22, 2014